Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

PHL Variable Insurance Company

One American Row

Hartford, CT 06102-5056

Re:	PHL Variable Insurance Company (“PHLVIC”)

  Post-effective Amendment No. 8 on Form S-3 to Registration Statement No. 333-132399 on Form S-1

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-effective Amendment No. 8 on Form S-3 to Registration Statement No. 333-132399 (“PEA No. 8”) filed on Form S-1 for PHLVIC’s group and individual single premium indexed deferred equity indexed annuity contracts with a market value adjustment feature (“Contract”) marketed under the name “Phoenix Foundations Equity Index Annuity” and registered on Form S-1.

In connection with this opinion, I have reviewed the Registration Statement and the provisions of federal income tax laws relevant to the issuance of these Contracts. Based upon this review, I am of the opinion that each of the Contracts, when issued as contemplated by the Registration Statement, will have been validly and legally issued.

I hereby consent to the use of this opinion as an exhibit to PEA No. 8 and to the use of my name in the “Legal Matters” section of the prospectus in PEA No. 8.

Yours truly,

By:	/s/ Laurie D. Lewis
Laurie D. Lewis
Tax Counsel
PHL Variable Insurance Company